Exhibit 99.1

     ZILOG CEO SEEKS SUCCESSOR IN ORDER TO FOCUS ON COMPANY'S STRATEGIC
                           DIRECTION AS CHAIRMAN

         CAMPBELL, Calif.--(BUSINESS WIRE)--Jan. 30, 2001--ZiLOG Inc. (formerly ZLG on the NYSE), the Extreme Connectivity Company, today announced that Curtis J. Crawford, chairman of the board, president and chief executive officer of ZiLOG has chosen to seek a successor as CEO. Crawford will remain as ZiLOG's chairman of the board and will continue to guide the company's strategic direction. "We have reached an important juncture in ZiLOG's development. Over the last three years, we have worked to transform ZiLOG into a lean communications company, focused on networking, connectivity and wireless products. At this point in the company's evolution, it is critical that the role of Chairman provide ZiLOG's high-level, strategic focus and that we bring on a Chief Executive Officer to focus on day-to-day operations," Crawford said. Crawford will lead the effort to find the right successor and, in the interim, will remain as ZiLOG's CEO.

         About ZiLOG Inc.: ZiLOG, (formerly ZLG on the NYSE) the Extreme Connectivity Company, designs, manufactures and markets semiconductor micro-logic devices for the growing communications and embedded control markets. Headquartered in Campbell, Calif., ZiLOG employs approximately 1,300 people worldwide. ZiLOG maintains design centers in Campbell; Austin, Texas; Ft. Worth, Texas; Nampa, Idaho; Seattle; and Bangalore, India, a worldwide customer service center in Austin, advanced manufacturing in Nampa and test operations in Manila, Philippines. www.zilog.com

         Some statements contained in this press release which are not historical facts may be forward-looking statements subject to risks and uncertainties that could cause ZiLOG's actual results and financial position to differ materially. Certain of these risks including those related to the introduction of new products are discussed more fully in the Company's filings with the SEC, including its Registration Statement on Form S-1. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

         Note to Editors: ZiLOG is a registered trademark of ZiLOG Inc. in the United States and in other countries. "Extreme Connectivity Copyright ZiLOG 1999." All other product and or service names mentioned herein may be trademarks of the companies with which they are associated.

CONTACT:

ZiLOG, Inc.
Kimberly Malanczuk
408/558-8381
kmalanczuk@zilog.com